UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant ☒	Filed by a Party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to § 240.14a-12
AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Explanatory Statement

Autodesk, Inc. (the “Company”) recently became aware of an inadvertent omission from the disclosure appearing under the caption “Certain Relationships and Related Party Transactions” in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders (the “Proxy Statement”). This supplemental filing is being made in order to provide this omitted disclosure. Except as set forth in this supplemental filing, no changes have been made to the Proxy Statement. This supplemental filing should be read in conjunction with the Proxy Statement.

Family Member of Executive Officer Employed by the Company

Mr. Hanspal’s sister-in-law is employed by the Company as a Sr. Technical Product Manager. The salary being paid to Mr. Hanspal’s sister-in-law is commensurate with her respective duties as a Sr. Technical Product Manager of the Company. During fiscal 2017, the Company paid Mr. Hanspal’s sister-in-law a base salary of approximately $159,917, a bonus of $38,000 and granted her 835 restricted stock units. During fiscal 2016, the Company paid Mr. Hanspal’s sister-in-law a base salary of approximately $153,250, a bonus of $36,000 and granted her 700 restricted stock units.